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                                                                  EXHIBIT 3.1(C)


                                    FORM OF
                           ARTICLES OF THIRD AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                         FRONT RANGE CAPITAL CORPORATION


     The undersigned natural persons, each the age of twenty-one years or more, acting as the board of directors of Front Range Capital Corporation, a Colorado corporation formed pursuant to the Colorado Business Corporations Act (the "Act"), adopt the following Amendments to the Articles of Incorporation of such corporation, as previously amended:

     FIRST: The name of the corporation is: Front Range Capital Corporation


     ARTICLE THIRD IS HEREBY AMENDED TO READ AS FOLLOWS:

     THIRD: The purpose or purposes for which the corporation is organized are:

     To engage in, conduct, carry on and maintain for profit any lawful business and to carry on any other business incidental to or in connection therewith, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Colorado upon corporations formed under the Act, and to do any or all of the things hereinbefore set forth, to the same extent as natural persons might or could do.


     ARTICLE FOURTH IS HEREBY AMENDED TO READ AS FOLLOWS:

     FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be 300,000,000 shares, of which 200,000,000 shares shall be shares of Common Stock, $.001 par value, which Common Stock shall consist of Class A Voting Common Stock and Class B Non-Voting Common Stock, and 100,000,000 shares shall be shares of Preferred Stock, $.001 par value. The consideration for the issuance of shares may be paid in whole or in part, in money and other property, tangible or intangible, or in labor or in services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received, such shares shall be deemed to be fully paid and not liable for any further call or assessment.

     Each holder of record of the shares of Class A Voting Common Stock of the Corporation shall have one vote for each share of stock standing in his or her name on the books of the Corporation and entitled to vote. Each holder of Class B Non-Voting Common Stock of the Corporation shall have no voting powers whatsoever and shall not be entitled to notification of any meeting of the shareholders except as required by applicable law. When the right to vote is required by law the holders of Non-Voting Common Stock shall be entitled to one
(1) vote for each outstanding share owned, and shall not have the right to any cumulative voting whatsoever. Except as otherwise set forth herein, the designations, rights, preferences, limitations and restrictions of Class B Non-Voting Common Stock shall be identical to the designations, rights, preferences, limitations and restrictions of the Class A Voting Common Stock, and no distributions shall be paid on any share of Class A Voting Common Stock unless the same distribution is paid on all shares of